SPYR, Inc.

Code of Business and Ethical Conduct
March 18, 2015

I. OVERVIEW

This Code of Business and Ethical Conduct (the “Code”) for SPYR, Inc. (the “Company”) has been adopted by the Company’s Board of Directors (the “Board”) to maintain the Company’s reputation for integrity and ethical standards in all areas of conduct, disclosure, and regulatory compliance. Compliance with the Code is required of every employee, officer and director of the Company. This Code outlines the broad principles of legal and ethical conduct embraced by the Company. It is not a complete list of legal or ethical issues faced in the course of business, and, therefore, this Code must be applied using common sense and good judgment. This Code supplements and does not replace or modify the Company’s other policies or procedures, including provisions in any employee handbooks, workplace rules, insider trading policies and other statements of policy or procedure issued from time to time.

This Code complies with requirements for a “code of ethics” under Section 406 of the Sarbanes-Oxley Act of 2002 as amended, and the rules promulgated thereunder, as well as the rules of the NYSE AMEX.

II. PRINCIPLES

A. Compliance and Reporting

Employees, officers and members of the Board should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or member of the Board who becomes aware of any existing or potential violation of this Code should promptly notify the Company’s Chief Executive Officer, Mr. James R. Thompson, at 4643 South Ulster Street, Suite 1510, Denver, Colorado 80237, (303) 991–8000, with a copy to Mailander Law Office, Inc., outside securities and compliance counsel to the Company, 835 Fifth Avenue, Suites 312–313, San Diego, California 92101 (619) 239–9034. Any questions relating to how these policies should be interpreted or applied should be addressed to the Company’s Chief Executive Officer, with a copy to our outside counsel.

The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

B. Personal Conflicts of Interest

A “personal conflict of interest” occurs when an individual’s private interest improperly interferes, or even appears to interfere, with the interests of the Company. Personal conflicts of interest are prohibited as a matter of policy, unless they have been approved by the Company. In particular, an employee or member of the Board must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person. Loans to, or guarantees of obligations of, such persons are a special concern.

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Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided. Any employee, officer or member of the Board who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should disclose the matter promptly with the Company’s Chief Executive Officer, with a copy to our outside counsel.

Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. A waiver of any conflict of interest must be approved by the Board or an appropriate committee.

Officers of the Company are to disclose any conflict of interest or potential conflict of interest to the Board. Members of the Board are to disclose any conflict of interest or potential conflict of interest to the entire Board as well as any committee on which they serve. Directors are to recuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest, unless that conflict is completely disclosed to the other disinterested members of the Board of Directors and outside counsel; the transaction involving, or the participation of the interested director in a board level action, is found to be fair and compliant with applicable Nevada Revised Statute 78:140(2)(d).

C. Corporate Opportunities

Employees, officers and members of the Board owe a fiduciary duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Employees, officers and members of the Board are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company’s Board of Directors and/or Chief Executive Officer already has been formally offered the opportunity and turned it down. More generally, employees, officers and members of the Board are prohibited from using corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw. The only prudent course of conduct for employees, officers and members of the Board is to make sure that any use of the Company’s property or services, or the acceptance of any opportunity, that is not solely for the benefit of the Company, has prior approval by the Company’s Chief Executive Officer, with a copy to our outside counsel.

D. Confidentiality

In carrying out the Company’s business, employees, officers and members of the Board often learn confidential or proprietary information about the Company, its clients/customers, prospective clients/customers or other third parties. Confidential or proprietary information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden. Employees, officers and members of the Board must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, product specifications or trade secrets and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

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E. Public Disclosure

It is the Company’s policy that the information in its public communications, including press releases, authorized media communications and Securities and Exchange Commission filings, be verified, fair, complete, accurate, compliant, timely and understandable. All of the Company’s public and regulatory communications and disclosures are subject to mandatory review procedures that include review and written confirmation from the Company’s executive officers and SEC legal counsel as to the accuracy of the factual representations and disclosures to be disseminated. All employees, officers and members of the Board who are involved in the Company’s disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including but not limited to the Company’s independent auditors. The Company’s policy is that no public communication or regulatory disclosure shall be published or filed unless it is accomplished pursuant to the Company’s authorized process and in a Company-authorized forum or with the SEC, and that the public and the government shall only look to these Company-authorized sources for legitimate disclosure concerning the Company. In addition, any employee, officer or member of the Board who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently and in compliance with their fiduciary duties. Management and outside counsel will determine the types of information that must be disclosed and the timing of such disclosures.

F. Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and member of the Board to adhere to the standards and restrictions imposed by those laws, rules and regulations. Employees, officers, members of the Board and consultants must not only comply with the requirements of applicable laws, rules, regulations, policies and this Code, they must ensure that their actions do not give the appearance of violating this Code or indicate a casual attitude towards compliance with such laws, rules, regulations, policies and this Code.

G. Insider Trading

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip “ others who might make an investment decision on the basis of this information is not only unethical but also illegal. To avoid even the appearance of impropriety, all employees and members of the Board are required to clear all trades in the Company’s stock through the Company’s Chief Executive Officer, with a copy to our outside counsel. If you have any questions, please refer to the Company’s insider trading policy, with additional questions directed to the Company’s Chief Executive Officer or outside counsel.

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H. Fair Dealing

We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and member of the Board should endeavor to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees. No employee or member of the Board should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or proprietary information, misrepresentation of material facts, or any unfair business practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Gifts or entertainment should not ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please seek advice from the Company’s Chief Executive Officer or outside counsel regarding any gifts or proposed gifts which you are not certain are appropriate.

I. Payments to Government Personnel; Political Contributions

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations restricting the giving of business gratuities to U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules and those would be applicable to any employee, officer and member of the Board of the Company.

The Company does not contribute, directly or indirectly, to any political campaign or party. Employees, officers and members of the Board may not use Company expense accounts to pay for any personal political contributions or seek any other form of Company reimbursement. In addition, employees, officers or members of the Board should not use Company facilities or Company assets, including the time of Company personnel for the benefit of any party or candidate, including an employee, officer or member of the board individually running for office.

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J. Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

K. Protection and Proper Use of the Company’s Assets

All employees, officers and members of the Board should endeavor to protect the Company’s assets and ensure their efficient use consistent with their fiduciary duties. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees, officers and members of the Board to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It may also be illegal and result in civil or even criminal penalties. Please see the Company’s policies on information technology usage and confidentiality for further guidance.

L. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee, officer and member of the Board has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company will not tolerate violence and threatening behavior. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs or alcohol in the workplace or on the Company’s property.

M. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

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Business expense accounts used by employees must be documented and recorded accurately. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved in writing by the Chief Financial Officer.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, threatened or known, please consult with the Company’s Chief Executive Officer or outside counsel.

III. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

A. Reporting Illegal or Unethical Behavior

Employees, officers and members of the Board who suspect or know of violations of the Code or illegal or unethical business or workplace conduct by employees, officers or members of the Board have an obligation to contact the Company’s Chief Executive Officer. If the employee, officer or member of the Board is still not satisfied with the response, the employee may contact outside counsel. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.

B. Accounting Complaints

Our policy is to comply with all applicable financial reporting and accounting regulations. If any member of the Board, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to outside counsel. Subject to its legal duties, outside counsel will treat such submissions confidentially. Outside counsel will forward all complaints to the Board.

C. Non-Retaliation

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. The Company will not retaliate in any manner against an employee who reports in good faith violations or suspected violations of this Code or other known or suspected illegal or unethical conduct. Employees are expected to cooperate in internal investigations of misconduct.

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IV. PROVISIONS APPLICABLE TO CHIEF EXECUTIVE OFFICER, PRINCIPAL FINANCIAL OFFICER, PRINCIPAL ACCOUNTING OFFICER OR CONTROLLER, OR PERSONS PERFORMING SIMILAR FUNCTIONS (“SENIOR OFFICERS”)

All Senior Officers of the Company will:

A.	Act with honesty and integrity, handle actual or apparent conflicts of interest in personal and professional relationships in accordance with the Code.
B.	Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.
C.	Comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.
D.	Promptly report known or suspected violations of the Code in accordance with the Code.
E.	Be accountable for adhering to the Code.

V. AMENDMENT, MODIFICATION AND WAIVER

The Code may be amended or modified only by the Board. Waivers of the Code applicable to members of the Board or executive officers may only be granted on the recommendation of the Board or a committee of the Board with specific delegated authority. However, no waiver as to any rights or remedies of the Company’s directors, officers, employees or consultants under any applicable laws relating to the reporting of any suspected violations of this Code shall be permitted.

Waivers with respect to any other employee, agent or contractor must be approved in writing by the Company’s Chief Executive Officer or outside counsel. Waivers applicable to members of the Board or officers of the Company will be disclosed to stockholders as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the NYSE Amex or other such exchange where the Company’s securities are listed, as then applicable.

VI. ACCOUNTABILITY FOR ADHERENCE TO THE CODE

A violation of this Code may result in disciplinary action including termination of employment or other relationship(s) with the Company.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code. Moreover, violations of this code will not be presumed to create a violation of law, rule or regulation on the part of the Company.

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The most current version of the Code can be obtained on the Company’s website at http://www.SPYR.com. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

This Code of Conduct has been adopted by the Board of Directors of the Company as of the 18th day of March, 2015.

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